Exhibit 10.2
Amendment No. 1 to Distribution Agreement
     This Amendment No. 1 dated as of May 15, 2009 (this “Amendment”) is to the Distribution Agreement dated January 16, 2007 (the “Agreement”) by and among ALPS Distributors, a Colorado corporation and a registered broker-dealer under the Securities Exchange Act of 1934 (the “Distributor”), GreenHaven Commodity Services, LLC, a Delaware limited liability company (the “Managing Owner”), and GreenHaven Continuous Commodity Index Fund, a Delaware statutory trust (the “Fund”).
     WHEREAS, the Distributor, the Managing Owner and the Fund wish to amend the Agreement in certain respects as more fully set forth below.
     NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:
     1. Effective as of the date of this Amendment, the first sentence of Section 3 (Expenses and Disbursements) of the Agreement is replaced in its entirety as follows:
The Managing Owner shall reimburse the Distributor for any reasonable expenses or disbursements incurred by the Distributor in connection with the performance by the Distributor of its Services hereunder not to exceed $50,000 per annum, not to exceed $100,000 for the two-year period beginning May 15, 2009.
     2. Effective as of the date of this Agreement, Schedule A (List of Services) of the Agreement is replaced in its entirety by a new Schedule A (List of Services) attached hereto and made a part of the Agreement.
     3. Effective as of the date of this Amendment, Section 2 (Fees for the Services) of the Agreement is replaced in its entirety as follows:
2.	Fees for the Services. In exchange for the Distributor’s provision of the Services, the Managing Owner agrees to pay to the Distributor a fee in an amount to be agreed to in writing by the parties hereto from time to time, subject to any limitation imposed by any applicable law, rule or regulation. Distribution fees will be waived for the Initial Term of the Agreement, and for each subsequent Renewal Term, shall be $50,000 per annum, not to exceed $100,000 for the two-year period beginning May 15, 2009.
     4. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.
[Signatures Follow]

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

GREENHAVEN COMMODITY SERVICES, LLC	ALPS DISTRIBUTORS, INC.

By: /s/ Ashmead F. Pringle, III	By: /s/ Thomas A. Carter

Name: Ashmead F. Pringle, III	Name: Thomas A. Carter
Title: Manager	Title: President

GREENHAVEN CONTINUOUS COMMODITY INDEX FUND, By its Managing Owner GREENHAVEN COMMODITY SERVICES, LLC

By: /s/ Ashmead F. Pringle, III

Name: Ashmead F. Pringle, III
Title: Manager

SCHEDULE A
List of Services
The Distributor will provide the following Services to the Fund:
•	Review distribution-related legal documents and contracts.

•	Coordinate the processing of Share creations with Fund’s Transfer Agent.

•	Coordinate and help to maintain Fund creation and redemption records.

•	Consult with the Managing Owner’s marketing staff on the development of compliant marketing campaigns.

•	Review and file all marketing materials (including internet sites) with the appropriate regulatory agencies.

•	Consult with the Managing Owner on marketing/sales strategy.

•	800 line telephone servicing.

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